Exhibit 23.5

Brampton	Vancouver
201 County Court Blvd., Suite 401	800 West Pender Street, Suite 410
Brampton, Ontario, L6W 4L2	Vancouver, British Columbia, V6C 2V6
Ph: 905-595-0575 Fax: 905-595-0578	Ph: 647-868-8526

www.peconsulting.ca

Consent of P&E Mining Consultants Inc.

I hereby consent to the incorporation by reference into the Registration Statement on Form S-4, including any amendments thereto and any related prospectus (together, the “Registration Statement”) filed by McEwen Mining Inc. with the Securities and Exchange Commission, of the information contained in Technical Report dated February 4, 2018 prepared by Hochschild and audited by P&E Mining Consultants Inc. concluding that the reserve estimates for the San José mine prepared by Hochschild at December 31, 2017 provide a reliable estimation of reserves in accordance with the standards of the Joint Ore Reserve Committee of the Australian Institute of Mining and Metallurgy (“JORC”), NI 43-101, the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) best practices and Industry Guide 7 (the “Report”).  I further consent to the use of the name P&E Mining Consultants Inc. in the Registration Statement as well as the reference to my firm as experts in the Registration Statement.

/s/ Eugene Puritch, P.Eng., FEC, CET
Eugene Puritch, P.Eng., FEC, CET
President

August 15, 2018